EXHIBIT 99.1
PRESS RELEASE
Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Secures $8 Million Growth Capital Loan
SAN DIEGO, November 13, 2008 — Ardea Biosciences, Inc. (Nasdaq: RDEA) announced today that it entered into an $8.0 million growth capital loan agreement with Oxford Finance Corporation and Silicon Valley Bank. Among its terms, the loan bears interest at 12% per annum over an approximate 3 year period and contains no financial covenants. In connection with the loan, Ardea issued warrants to the lenders entitling them to purchase up to approximately 56,000 shares of common stock over a seven year period.
“We are pleased to have closed this financing under very challenging market conditions on favorable terms,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “The proceeds from this loan, together with our existing cash reserves, provide greater flexibility in ongoing partnering discussions and allow us to fund operations into the second half of 2009.”
“Ardea Biosciences is focused on treatments for some of our most life-threatening and debilitating diseases, including HIV, gout and cancer,” said J. Alden Philbrick, president and chief executive officer of Oxford Finance Corporation. “Oxford and Silicon Valley Bank appreciate the opportunity to provide capital to further the development of Ardea’s exciting pipeline candidates.”
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of HIV, gout, cancer and inflammatory diseases. We have five product candidates in clinical trials and others in preclinical development and discovery. Our most advanced product candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study for the treatment of patients with HIV. We have evaluated our second-generation NNRTI for the treatment of HIV, RDEA427, in a human micro-dose pharmacokinetic study and have selected it for clinical development based on a plasma half-life of greater than 40 hours. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is being evaluated in a Phase 1 clinical trial. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to trials in patients with inflammatory diseases. Lastly, we have evaluated our second-generation MEK inhibitor for the treatment of cancer and inflammatory diseases, RDEA436, in a human micro-dose pharmacokinetic study and have selected it for clinical development.
About Oxford Finance Corporation
Oxford Finance Corporation, a subsidiary of Sumitomo Corporation, is a specialty finance firm providing senior secured loans to public and private life science companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1 billion in loans, with lines of credit ranging from $500 thousand to $30 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California and Massachusetts. For more information, visit www.oxfordfinance.com.
About Silicon Valley Bank
Silicon Valley Bank (SVB) is the premier commercial bank for emerging, growth and mature companies in the technology, life science, venture capital/private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, California, the company serves clients around the world through 27 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA427, RDEA594, RDEA119, RDEA436 and our other compounds, the timing and results of our preclinical, clinical and other studies and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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